Exhibit 12.1
                                                                      1/14/2004
                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002
                     and the year to date September 30, 2003

                                                                                                                         Nine
                                                                                                                        Months
                                                                                                                         Ended
                                                                           Year ended December 31,                   September 30,
                                                        --------------------------------------------------------------------------
                                                            1998       1999         2000        2001         2002         2003
                                                            ----       ----         ----        ----         ----         ----
                                                        -----------------------------Thousands of Dollars-------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                            $  976,879  $  896,272  $  921,856  $  976,318   $  977,583   $  875,926
  Interest expense, net of amounts capitalized             218,562     196,953     211,410     185,232      169,417      137,608
  Distrib on shares subj to mandatory redemption            54,327      65,774      59,104      59,104       62,553       44,756
  AFUDC - Debt funds                                         7,117      12,429      23,396      13,574        8,405        3,975
                                                        ----------  ----------  ----------  -----------  ----------   -----------
         Earnings as defined                            $1,256,885  $1,171,428  $1,215,766  $1,234,228   $1,217,958   $1,062,265
                                                        ==========  ==========  ==========  ===========  ==========   ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest  on long-term  debt                          $  182,879  $  164,375  $  171,994  $  162,546   $  138,850   $  116,967
  Interest on affiliated loans                                   0           0           0      12,389        9,793        3,028
  Interest on interim  obligations                          12,213      19,787      28,262      12,693        3,074            0
  Amort of debt disc, premium  and expense, net             13,378      15,127      14,257      15,106       16,108       11,745
  Other interest  charges                                   17,209      10,094      20,292      (3,929)       9,996        9,843
  Distrib on shares subj to mandatory redemption            54,327      65,774      59,104      59,104       62,553       44,756
                                                        ----------  ----------  ----------  -----------  ----------   -----------
         Fixed charges as defined                       $  280,006  $  275,157  $  293,909  $  257,909   $  240,374   $  186,339
                                                        ==========  ==========  ==========  ===========  ==========   ===========



RATIO OF EARNINGS TO FIXED CHARGES                           4.49        4.26        4.14        4.79         5.07         5.70
                                                             =====       =====       =====       =====        =====        ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.